EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As an Independent Certified Public Accountant, I herby consent to the incorporation in this Form SB-2/A Amended Registration Statement of my Audit Report of Airtrax, Inc. dated July 27, 2007 for the period ended December 31, 2006, and to all references to my Firm included in this amended registration statement.

/s/ ROBERT G. JEFFREY

Robert G. Jeffrey
Wayne, New Jersey 07470
August 2, 2007